EXHIBIT 4.2

DESCRIPTION OF THE SECURITIES OF POOL CORPORATION
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

December 31, 2023

As of December 31, 2023, Pool Corporation, a Delaware corporation (the “Corporation”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock, par value $.001 per share (the “Common Stock”).

The following summary description of our Common Stock is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K, and the laws of the State of Delaware.

Authorized Capital Shares

The total number of shares of stock which the Corporation has authority to issue is 101,000,000, consisting of: 1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and 100,000,000 shares of Common Stock. All Preferred Stock and Common Stock shall be issued as fully paid and non-assessable shares, and any holder thereof shall not be liable for any further payments in respect thereof. Our Common Stock is not redeemable at the option of the Corporation. No holder of Preferred Stock or Common Stock is entitled, as such, as a matter of right, to preemptive or subscription rights to purchase any securities of the Corporation. Holders of Common Stock have no conversion rights, and there are no sinking fund provisions applicable to the Common Stock. As of December 31, 2023, there were no shares of Preferred Stock outstanding.

Preferred Stock

The Corporation’s Board of Directors may, without further action by the holders of the Corporation’s Common Stock, from time to time, direct the issuance of up to 1,000,000 shares of Preferred Stock in series and, may, at the time of issuance, determine the rights, preferences and limitations of each series, including but not limited to voting rights, dividend rights, redemption rights, rights upon liquidation of the Corporation, conversion rights, limitations or restrictions upon the payment of dividends or making of other distributions on and upon the acquisition by the Corporation of Common Stock, and any other preference or special rights not inconsistent with the Restated Certificate of Incorporation. Because holders of shares of Preferred Stock rank senior to the Common Stock as to payment of dividends, satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Corporation before any payment is made to the holders of shares of Common Stock. Accordingly, the Board of Directors of the Corporation, without approval of the holders of Common Stock, may issue shares of Preferred Stock with voting, conversion and other rights which could adversely affect holders of shares of Common Stock.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. The holders of Common Stock do not have cumulative voting rights.

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EXHIBIT 4.2

The holders of a majority of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the Restated Certificate of Incorporation.

When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Restated Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Subject to the rights of the holders of any class or series of capital stock of the Corporation and except as otherwise required by law or the Restated Certificate of Incorporation, each director to be elected by the stockholders must receive a majority of the votes cast with respect to the election of that director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected in a contested election, the directors will be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. If a director nominee who is an incumbent director is not elected and no successor has been elected at the same meeting, the director must submit to the Board of Directors promptly after the certification of the election results a letter offering to resign from the Board of Directors (a “Resignation Offer”). The Nominating and Corporate Governance Committee will consider the Resignation Offer and will make a recommendation to the Board of Directors whether to accept the Resignation Offer, reject the Resignation Offer or take other action. The Board of Directors, taking into account the Nominating and Corporate Governance Committee’s recommendation and any other factors they deem relevant, will act on each Resignation Offer within 90 days from the date of the certification of the election results.

Directors elected by holders of stock of the Corporation entitled to vote generally in the election of directors may be removed at any time by a majority vote of such stockholders.

Proxy Access Nominations

Pursuant to the Corporation’s Bylaws, in connection with an annual meeting of stockholders, a stockholder, or a group of up to 20 stockholders, owning three percent or more shares of the outstanding Common Stock of the Corporation continuously for the prior three years, may nominate and include in the Corporation’s proxy materials stockholder nominees for election to the Board constituting the greater of two stockholder nominees or 20% of the total number of directors in office (rounded down to the nearest whole number), subject to compliance with the requirements set forth in the Bylaws. This process is subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws.

Stockholder Action by Written Consent

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, subject to compliance with certain other requirements as provided by law and pursuant to the Corporation’s Bylaws.

Dividend Rights

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EXHIBIT 4.2

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine in their discretion. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Liquidation Rights

Upon liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of the Common Stock, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

Limitations on Liability and Indemnification of Officers and Directors

The Restated Certificate of Incorporation limits the liability of the Corporation’s directors to the Corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation and Bylaws provide that the Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Stock.

Listing

The Common Stock is traded on the Nasdaq Global Select Market under the trading symbol “POOL.”

Certain Anti-Takeover Provisions

Certain provisions of our Restated Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or preventing a change in control of the Corporation. Such provisions, including those regulating the nomination of directors and submission of shareholder proposals, limiting who may call special stockholders’ meetings and allowing the Corporation’s Board of Directors to designate certain terms of and issue shares of Preferred Stock, may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire substantial amounts of Common Stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder's best interest.

D.G.C.L. Section 203

The Corporation has expressly elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a business combination with (i) a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an interested stockholder, (ii) an affiliate of an interested stockholder, or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

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EXHIBIT 4.2

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with the information mandated by our Bylaws, including evidence of compliance with Rule 14a-19 under the Exchange Act. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not more than 270 and not less than 120 days in advance of the first anniversary of the date on which proxy materials were first mailed by the Corporation in connection with the previous year's annual meeting, or, in the event of a special meeting of stockholders or an annual meeting scheduled to be held either 30 days earlier or later than the preceding year's annual meeting, such notice shall be received by the Secretary of the Corporation within 15 days of the earlier of the date on which notice of such meeting is first mailed to stockholders or public disclosure of the meeting date is made. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may defer, delay, discourage or disqualify a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.

Special Stockholder Meetings

The Bylaws provide that special meetings of our stockholders may be called at any time only by or at the direction of the Board of Directors or the chairperson of the Board of Directors or president. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Corporation.

Authorized but Unissued Capital Stock

One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Corporation’s best interest, such shares could be issued by our Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of Preferred Stock. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of the Corporation.

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